SCHEDULE 14A INFORMATION
(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

Filed by the Registrant   [X]

Filed by a Party other than the Registrant   [_]

Check the appropriate box:

[_]	Preliminary Proxy Statement

[_]	Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

[_]	Definitive Proxy Statement

[X]	Definitive Additional Materials

[_]	Soliciting Material Under Rule 14a-12

Alliance California Municipal Income Fund, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[_]	Fee paid previously with preliminary materials:

[_]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ALLIANCE CALIFORNIA MUNICIPAL INCOME FUND, INC.

1345 Avenue of the Americas, New York, New York 10105

Toll Free (800) 221-5672

September 11, 2018

Dear Stockholder:

We are writing on behalf of the Board of Directors of Alliance California Municipal Income Fund, Inc. to request your prompt attention to an urgent matter affecting the Fund.

The Fund has scheduled a Stockholder Meeting to be held at 1345 Avenue of the Americas, 41st Floor, New York, New York 10105, on October 11, 2018, at 11:30 a.m., Eastern Time. At the meeting, you are being asked to consider and vote on the approval of new investment advisory agreements for the Fund with AllianceBernstein L.P. The Board recommends that you vote FOR the proposal using the WHITE proxy card.

In addition to proxy materials provided by the Fund, you will likely receive proxy materials with a GREEN proxy card from Bulldog Investors, Inc. As you may or may not know, Bulldog is a repeat activist investment firm, which purchases stock in closed-end funds at a discount and then launches disruptive and costly battles to agitate for actions, such as open-ending, that we believe are designed to serve its short-term interests. Using its well-worn playbook, Bulldog has recently increased its investment in the Fund apparently for the purpose of opposing approval of the new investment advisory agreements. We believe that Bulldog simply wants a quick return on its investment at the expense of long-term stockholders.

We believe a vote with Bulldog will harm your investment in the Fund:

•	Failure to approve the new advisory agreements would leave the Fund without an investment adviser, which would require additional proxy solicitations.

•	Open-ending the Fund would be disruptive to the Fund and its portfolio by, among other things, limiting its ability to utilize leverage as it currently does and would likely result in a substantial decrease in assets of the Fund, with a corresponding increase in the Fund’s expense ratio. In addition, you would no longer benefit from the unique aspects of the closed-end structure (a structure in which you have chosen to invest), including the ability to reinvest dividends at a discount to net asset value (NAV) when the Fund’s shares trade at a discount.

We believe the Fund in its current form has served its stockholders well since its inception in 2002 and continues to be in the best interests of all stockholders. The Fund has, for example, provided attractive monthly tax-exempt income and distributed over $107 million in tax-exempt income since its inception; and the Fund’s current yield at NAV is 3.43% as of September 7, 2018. Furthermore, the closing market price of the Fund’s shares on September 7, 2018 was $13.92, representing a -5.43% discount to NAV. This discount is below both the average and median discounts for the funds in the Fund’s Morningstar peer group (U.S. Closed End Municipal California Long Funds) of -6.21% and -10.78%, respectively, as of August 31, 2018. In addition, although the Fund’s performance has varied from year to year, the Fund’s average annual total return performance since inception has exceeded the comparable performance of the Morningstar peer average and median on both an NAV and market price basis.

Protect your investment in the Fund and ensure the uninterrupted provision of advisory services to the Fund by voting the WHITE proxy card today “FOR” the proposal (at www.proxyvote.com or by telephone [800-690-6903] or by signing and returning the WHITE proxy card by mail.) No matter how many shares you own, your vote is important.

Please do NOT return the GREEN proxy card. There is no need for you to do so, and it could nullify your votes cast using the WHITE proxy card.

Thank you for your continued support.

Sincerely, /s/ Robert M. Keith Robert M. Keith President

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

The Fund and its directors and AllianceBernstein L.P. and certain of its officers may be deemed to be participants in the solicitation of proxies from the Fund’s stockholders in connection with the matters to be considered at the Stockholder Meeting to be held on October 11, 2018. On August 20, 2018, the Fund filed a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Fund’s stockholders for the Stockholder Meeting. STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WITH RESPECT TO THE STOCKHOLDER MEETING, AND OTHER DOCUMENTS FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by the Fund with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at https://www.alliancebernstein.com/abfundsproxy.

The AllianceBernstein Funds

Meeting Date: October 11, 2018

Toll Free Number: 844-670-2143

Non-Voting Talking points

General Outbound Greeting:

Good day, may I please speak with Mr./Ms. <full name as it appears on registration>?

Hello Mr./Ms. <Shareholder’s Last Name>. My name is <agent name> and I am a proxy voting specialist calling in connection with your investment in the Alliance California Municipal Income Fund, Inc. to confirm you have received the Fund’s materials that contain the WHITE proxy card for the special meeting of shareholders scheduled for October 11, 2018.

Have you received those materials?

The Board of Directors is recommending the approval of the new investment advisory agreement for the following reasons:

1)	The approval of the advisory agreement is required in order to ensure the continuation of the existing advisory services provided to the Fund. The approval of a new advisory agreement is required as a result of certain anticipated changes to the indirect ownership of the Adviser.
2)	If the agreement is approved, AB will be able to continue to provide advisory services to the Fund on the same terms and at the same contractual advisory fee rate as provided under the current investment advisory agreement.
3)	AB has served as the investment adviser for the Fund since its inception in 2002 and the Board of Directors believes that the approval of the investment advisory agreement is in the best interests of all shareholders.

Do you have any questions regarding the information we just reviewed?

If shareholder states they have additional questions: please review the information listed on the factsheet

As you may already be aware, Bulldog Investors, LLC, a dissident firm, is contesting this proposal and may have sent you separate proxy materials which include a GREEN proxy card.

The Board believes that Bulldog’s self-serving agenda could hurt long-term investors.

If they do not need to have the material reviewed:

The Board recommends that you vote along with its recommendations on the WHITE card and discard the GREEN card.

Will you be supporting the board’s recommendations?

Please make sure to return WHITE card as soon as possible.

You can vote in the following ways:

(list options to vote – mail, web, ivr)

If they state they need a new proxy card to vote along with the Board’s recommendation: You should be receiving another proxy card shortly. If you need assistance with voting online you can contact our office at 844-670-2143. Monday through Friday between the hours of 9 a.m. and 10 p.m. EST.

If they state they have already voted the GREEN card: If you have already voted the GREEN card, you can change your vote by voting the WHITE card. The last vote cast will supersede any previously executed GREEN card and cause your votes to be cast along with the Board’s recommendation.

Mr. / Mrs. _____________ I appreciate you taking the time to speak with me today. If you should have any questions you can contact our office at 844-670-2143, Monday through Friday between the hours of 9 a.m. and 10 p.m. EST.

ALLIANCE CALIFORNIA MUNICIPAL INCOME FUND, INC. (ACMIF)
ALLIANCEBERNSTEIN GLOBAL HIGH INCOME FUND, INC. (AGHIF)
ALLIANCEBERNSTEIN NATIONAL MUNICIPAL INCOME FUND, INC. (ANMIF)
Joint Meeting of Stockholders

Record Date: August 13th, 2018	Mail Date: August 31st, 2018
Meeting Info Thursday Oct 11th, 2018 @ 11:30 a.m. Eastern Time The Offices of the Fund 1345 Avenue of the Americas – 41st Floor New York, NY 10105
Inbound: 844-670-2143	Company: 800-221-5672

FUND NAME	TICKER
ALLIANCE CALIFORNIA MUNICIPAL INCOME FUND, INC.	AKP
ALLIANCEBERNSTEIN NATIONAL MUNICIPAL INCOME FUND, INC.	AFB
ALLIANCEBERNSTEIN GLOBAL HIGH INCOME FUND, INC.	AWF

Please see attached sheet for cusip and classes

Proposals

1.	To consider and vote upon the approval of new investment advisory agreements for each Fund with AllianceBernstein L.P.

The Board recommends you vote in FAVOR of the proposal

WHY AM I BEING ASKED TO APPROVE NEW INVESTMENT ADVISORY AGREEMENTS?

As required by the Investment Company Act of 1940, as amended (the ‘‘1940 Act’’), each Fund’s current investment advisory agreement with the Adviser automatically terminates in the event of an assignment, which includes a direct or indirect transfer of a controlling block of the voting securities of the Adviser. This provision effectively requires a Fund’s stockholders to vote on a new investment advisory agreement if the Adviser experiences a transfer of a controlling block of its voting securities for purposes of the 1940 Act.

ALLIANCE CALIFORNIA MUNICIPAL INCOME FUND, INC. (ACMIF)
ALLIANCEBERNSTEIN GLOBAL HIGH INCOME FUND, INC. (AGHIF)
ALLIANCEBERNSTEIN NATIONAL MUNICIPAL INCOME FUND, INC. (ANMIF)
Joint Meeting of Stockholders

As described in more detail in the Proxy Statement, AXA S.A. plans to sell over time its remaining ownership interest in AXA Equitable Holdings, Inc., the indirect holder of a majority of the partnership interests in the Adviser and the indirect parent of AllianceBernstein Corporation, the general partner of the Adviser (the ‘‘Plan’’). It is anticipated that one or more of the sales transactions over time conducted pursuant to the Plan may ultimately result in the indirect transfer of a ‘‘controlling block’’ of voting securities of the Adviser and therefore may be deemed an ‘‘assignment’’ causing a termination of each Fund’s current investment advisory agreement. To ensure continuation of the advisory services provided to each Fund, stockholders are being asked to approve a new investment advisory agreement. As part of the same proposal, stockholders are also voting to approve any future advisory agreements in the event there is more than one indirect transfer of a controlling block of the voting securities of the Adviser that occurs in connection with the Plan and a new advisory agreement terminates.

The transaction(s) are not expected to result in any changes to the contractual investment advisory fees charged to the Funds, the portfolio management of any Fund or the nature and quality of services provided by the Adviser.

WILL THE PROPOSED INVESTMENT ADVISORY AGREEMENTS AFFECT THE PORTFOLIO MANAGEMENT OR INVESTMENT STRATEGY OF ANY FUND?

No. The investment objectives, principal investment strategies, investment processes and principal risks of the Funds will not change as a result of entering into the proposed new investment advisory agreements with the Adviser. Further, there are no anticipated changes to the portfolio management team of any Fund in connection with the proposed agreements.

DO THE PROPOSED INVESTMENT ADVISORY AGREEMENTS DIFFER FROM THE CURRENT ADVISORY AGREEMENTS?

No. The proposed new investment advisory agreements are substantially identical to the current investment advisory agreements, except with respect to the effective and termination dates. If the new agreements are approved and become effective, the Adviser will continue to provide advisory services to the Funds on the same terms and at the same contractual advisory fee rates as provided under the current investment advisory agreements, subject to any expense limitation. There is no anticipated change in the level, nature or quality of services provided to the Funds by the Adviser.

ALLIANCE CALIFORNIA MUNICIPAL INCOME FUND, INC. (ACMIF)
ALLIANCEBERNSTEIN GLOBAL HIGH INCOME FUND, INC. (AGHIF)
ALLIANCEBERNSTEIN NATIONAL MUNICIPAL INCOME FUND, INC. (ANMIF)
Joint Meeting of Stockholders

WHAT HAPPENS IF STOCKHOLDERS OF A FUND DO NOT APPROVE THE PROPOSED INVESTMENT ADVISORY AGREEMENTS?

If the stockholders of a Fund do not approve the proposed new investment advisory agreements of a Fund and no direct or indirect transfer of a controlling block of the Adviser’s voting securities occurs, the Adviser would continue to serve as adviser to the Fund under the current advisory agreement.

If the stockholders of a Fund do not approve the proposed new investment advisory agreements and a direct or indirect transfer of a controlling block of the Adviser’s voting securities occurs, the current investment advisory agreement would terminate and the Adviser would not be able to serve as adviser for the Fund to provide for continuity of service. Under these circumstances, the Board would need to consider appropriate action, which could include, among other things, allowing the Fund to operate under an interim advisory agreement with a duration of no more than 150 days (which agreement has been approved by the Board, as discussed in the Proxy Statement), seeking approval of a new investment advisory agreement, liquidation of a Fund, or reorganizing the Fund with and into another investment company in the Fund complex.

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